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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF MORRISON & FOERSTER APPEARS HERE]

                              February 15, 2000


Pericom Semiconductor Corporation
2380 Bering Drive
San Jose, CA  95131

Ladies and Gentlemen:

  At your request, we have examined the Registration Statement on Form S-3 filed by Pericom Semiconductor Corporation, a California corporation (the "Company"), with the Securities and Exchange Commission on February 15, 2000 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 2,530,000 shares of the Company's common stock, no par value (the "Stock"), being offered by the Company and by certain selling shareholders specified therein (the "Selling Shareholders").

  As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Shareholders in connection with the sale by Company and the Selling Shareholders of up to 2,530,000 shares of Stock.

  It is our opinion that the 2,530,000 shares of Stock that may be sold will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,


                              /s/  Morrison & Foerster